EXHIBIT 99.1

Mid-Con Energy Partners, LP Announces Quarterly Distribution on Preferred Units and Second Quarter 2018 Operating and Financial Results

TULSA, July 31, 2018 – Mid-Con Energy Partners, LP (NASDAQ: MCEP) (“Mid-Con Energy” or the “Partnership”) announces operating and financial results for the second quarter ended June 30, 2018.

“I am extremely proud of what we accomplished in the second quarter,” commented Jeff Olmstead, President and CEO. “Production increases helped provide enough excess cash flow to execute on our CAPEX plan, make acquisitions and fund deposits on acquisitions that closed in July, pay down debt and consequently increase our liquidity compared to the previous quarter. We were then able to use that excess liquidity to acquire several new assets in Oklahoma and Wyoming in July 2018 at what we believe are very favorable purchase prices.

“Since the beginning of the year, we have increased our production and resulting cash flow, reduced our total outstanding debt and leverage, and added to our inventory of development opportunities. As a result, we have increased our full year guidance at the end of this press release. We are continuing to execute our development plan and looking for more opportunities for growth in the second half of 2018.”

RECENT EVENTS

•

Closed on the acquisition of multiple oil and gas properties in Oklahoma in July 2018 for a purchase price of $8.3 million, subject to customary post-closing adjustments and the resolution of certain title defects. The properties consist of approximately 1,084 MBoe in proved developed producing reserves as of the second quarter of 2018, with average daily net production of 223 Boe/d during May 2018.

•

Closed the Worland acquisition in July 2018 for a purchase price of $5.0 million, subject to customary post-closing adjustments. The properties consist of approximately 1,071 MBoe in proved developed producing reserves as of the second quarter of 2018, with average net production of 544 Boe/d during May 2018.

•

Closed the Wyoming acquisition in July 2018 for a purchase price of $1.0 million, subject to customary post-closing adjustments. The properties consist of large grassroots waterflood prospects in the Powder River Basin.

SECOND QUARTER 2018 SUMMARY

•

Average daily production of 2,934 Boe/d, an increase of 4.8% sequentially and a decrease of 17.6% year-over-year. Sequentially, organic growth in production and recent acquisitions resulted in a positive variance. The year-over-year variance was primarily due to the December 2017 sale of Southern Oklahoma properties, which had average production for November 2017 of 513 Boe/d.

•	Realized prices per Boe, inclusive of cash settlements from matured derivatives and premiums paid, averaged $52.49/Boe, a decrease of 1.2% sequentially and an increase of 31.2% year-over-year.
•	Lease operating expenses (“LOE”) of $5.3 million, an increase of 9.4% sequentially and a decrease of 5.9% year-over-year.
•	Net loss of $6.9 million in the second quarter of 2018, a decrease of 32.4% sequentially and a decrease of 54.9 % year-over-year.
•	Resulting Adjusted EBITDA of $6.6 million, a 9.6% increase sequentially and a 21.1% increase year-over-year.
•	Reaffirmed the Partnership’s credit agreement with a borrowing base of $125 million in June 2018.
(1)

Our Credit Agreement calls for us to calculate our Leverage Covenant for the period beginning October 1, 2017 on an annualized basis until we reach September 30, 2018. At that point in time the calculation will return to a trailing-twelve-month test.

•

As of June 30, 2018, we had $87.0 million in outstanding debt, a reduction of $2.2 million from March 31, 2018, and $12.0 million from the beginning of the year. Our Debt/EBITDA, as calculated by our credit agreement, was 3.14x, down from 3.34x from the previous quarter. (1)

•

The Partnership used excess cash on $2.2 million of capital expenditures (“CAPEX”) to drill one producing well, nine recompletions, seven capital workovers, and five conversion of producers to injectors during the second quarter of 2018. The Partnership also used excess cash to fund $0.62 million in acquisitions, fund $1.33 million in deposits for acquisitions that closed in July 2018, and reduce debt by $2.2 million.

•

Closed on additional working interest in the House Creek Unit in May 2018, located in Wyoming, for a purchase price of $450 thousand, subject to customary post-closing adjustments. The Partnership acquired an additional 47.6% working interest in the unit.

The following table reflects selected unaudited operating and financial results for the second quarter of 2018, compared to the first quarter of 2018 and the second quarter of 2017. Mid-Con Energy’s unaudited consolidated financial statements are included at the end of this press release.

	Three Months Ended
	June 30,	March 31,	June 30,
($ in thousands)	2018	2018	2017
Average net daily production (Boe/d)(1)	2,934	2,800	3,560
Oil & natural gas sales plus cash settlements from matured derivatives, inclusive of premiums, net(2)	$14,014	$13,388	$12,964
Net loss	$(6,855)	$(10,418)	$(15,199)
Adjusted EBITDA(3)	$6,630	$6,049	$5,474

(1) Production volumes in Boe equivalents calculated at a Btu conversion rate of six Mcf per Bbl.

(2) Net premiums include those incurred previously, or upon settlement, that are attributable to instruments that settled during the period.

(3) Non-GAAP financial measure. Please refer to the related disclosure and reconciliation of net income (loss) to Adjusted EBITDA included in this press release.

SECOND QUARTER 2018 RESULTS

Production - Production for the second quarter of 2018 was 267 MBoe, or 2,934 Boe/d. On a daily basis, this represented a 4.8% increase sequentially and a 17.6% decrease year-over-year. The sequential increase was due to organic growth in existing assets and increased working interest acquisitions in Wyoming in the second quarter of 2018. The year-over-year decreases were primarily due to the sale of Southern Oklahoma properties in December 2017 (November average production of 513 Boe/d).

Price Realizations - Oil and natural gas sales were $16.2 million in the second quarter of 2018, or $60.66/Boe. On a per Boe basis, this represented a 3.9% increase sequentially and a 40.9% increase year-over-year. Cash settlements paid for matured derivatives, inclusive of net premiums, were $2.2 million in the second quarter of 2018, or $8.17/Boe. Cash settlements paid for matured derivatives, inclusive of net premiums, were $5.25/Boe in the first quarter of 2018. Cash settlements paid for matured derivatives, inclusive of net premiums were $3.03/Boe in the second quarter of 2017. The resulting realized prices, after incorporating cash settlements from matured derivatives, inclusive of net premiums, were $52.49/Boe in the second quarter of 2018, $53.13/Boe in the first quarter of 2018, and $40.01/Boe in the second quarter of 2017.

Lease Operating Expenses - LOE was $5.3 million in the second quarter of 2018, representing a 9.4% increase from the first quarter of 2018 and a decrease of 5.9% from the second quarter of 2017. LOE in the second quarter of 2018 was $19.67/Boe, an increase of 3.2% sequentially and an increase of 14.2% year-over-year. The sequential increase in LOE is primarily due to the acquisition of working interests in select Wyoming assets during the quarter as well as a transient increase in remediation and repairs. On a per Boe basis, the year-over-year increase is due in part to the acquisition of higher lifting cost properties in Wyoming.

Production Taxes - Production taxes in the second quarter of 2018 were $1.0 million, or $3.61/Boe, reflecting an effective tax rate of 6.0%. Production taxes in the first quarter of 2018 were $0.9 million, or $3.46/Boe, for an effective tax rate of 5.9%. Production taxes in the second quarter of 2017 were $0.7 million, or $2.18/Boe, reflecting an effective tax rate of 5.1%. The increase in effective tax rate year-over-year was primarily due to the elimination of the Oklahoma Enhanced Oil Recovery tax credit in July 2017. The increase in effective tax rate sequentially was primarily due the acquisition of production in areas with higher production taxes.

Impairment Expense – For the second quarter of 2018, we recorded $1.0 million of non-cash impairment expense. For the first quarter of 2018, we recorded $8.8 million of non-cash impairment expense. For the second quarter of 2017, we recorded $17.7 million of non-cash impairment expense. Impairment expense for the second quarter of 2018 was primarily due to certain properties in Texas with no current planned development.

Depreciation, Depletion and Amortization Expenses (“DD&A”) - DD&A for the second quarter of 2018 was $3.4 million, or $12.71/Boe. On a per Boe basis, DD&A decreased 6.9% from the first quarter of 2018 and decreased 11.1% from the second quarter of 2017. The sequential and year-over-year decrease was due to decreased depletion rates related to increased reserves, reduced asset carrying values due to impairment, and the net impact of the Southern Oklahoma divestiture and the Wheatland and Wyoming acquisitions.

General and Administrative Expenses (“G&A”) - G&A for the second quarter of 2018 was $1.4 million, or $5.09/Boe, and included $0.1 million, or $0.48/Boe, of non-cash equity-based compensation expense related to the Partnership’s Long Term Incentive Program. G&A for the first quarter of 2018 was $1.9 million, or $7.52/Boe and included $0.2 million, or $0.95/Boe, of non-cash equity-based compensation expense related to the Partnership’s Long Term Incentive Program. G&A for the second quarter of 2017 was $1.5 million, or $4.54/Boe, and included $0.1 million, or $0.53/Boe, in non-cash equity-based compensation expense related to the Partnership’s Long Term Incentive Program. The sequential decrease was primarily due to the timing of G&A expense related to public reporting that are typically higher in the first quarter.

Net Interest Expense - Net interest expense for the second quarter of 2018 was $1.4 million compared to $1.3 million for the first quarter of 2018 and $1.5 million for the second quarter of 2017. The higher interest expense sequentially, is primarily due to rising underlying market rates. Lower net interest expense year-over-year, is primarily due to lower debt outstanding, partially offset by increased LIBOR and Prime borrowing rates. The average effective interest rate for the second quarter of 2018 was 5.21%. For the first quarter 2018, the average effective interest rate was 4.91%. For the second quarter of 2017, average effective interest rate was 3.81%.

Net Loss- For the second quarter of 2018, Mid-Con Energy reported a net loss of $6.9 million. Net loss per limited partner unit was $0.26 (basic and diluted) based on the weighted average limited partner units outstanding during the period of 30.3 million (basic and diluted). Net loss for the first quarter of 2018 was $10.4 million, or $0.37 (basic and diluted) per limited partner unit, based on a weighted average of 30.2 million (basic and diluted) limited partner units outstanding during the period. Net loss for the second quarter of 2017 was $15.2 million, or per limited partner unit of $0.52 (basic and diluted), based on a weighted average limited partner units of 29.9 million (basic and diluted). The positive sequential variance was primarily attributable to increased production, lower impairment expense, and higher overall commodity prices which was partially offset by higher cash settlements on derivatives and higher operating costs. The positive variance year-over-year was primarily attributable to higher WTI prices and an overall decrease in total operating costs.

Adjusted EBITDA - Adjusted EBITDA, a non-GAAP measure, for the second quarter of 2018 was $6.6 million, or $24.83/Boe. Adjusted EBITDA was $23.81/Boe in the first quarter of 2018 and $16.90/Boe in the second quarter of 2017. The sequential increase in Adjusted EBITDA, in aggregate and per Boe, was primarily due to higher production and commodity prices, partially offset by higher cash settlements from matured derivatives and higher operating costs. The year-over-year increase in Adjusted EBITDA, on a per Boe basis, was primarily due to higher commodity prices partially offset by lower production due to the sale of Southern Oklahoma properties.

OKLAHOMA ACQUISITION

On July 2, 2018, we acquired multiple oil and natural gas properties located in Oklahoma for a purchase price of $8.3 million, subject to customary post-closing sale price adjustments and the resolution of certain title defects. The effective date of the acquisition was July 1, 2018. The properties consist of approximately 1,084 MBoe in proved developed producing reserves as of the second quarter of 2018, with average daily net production of 223 Boe/d during May 2018.

WORLAND ACQUISITION

On July 27, 2018, we acquired multiple oil and natural gas properties and mid-stream assets located in Washakie County, Wyoming for a purchase price of $5.0 million, subject to customary post-closing sale price adjustments. The effective date of the acquisition was January 1, 2018. The properties consist of approximately 1,071 MBoe in proved developed producing reserves as of the second quarter of 2018, with average daily net production of 544 Boe/d during May 2018.

WYOMING ACQUISITION

On July 10, 2018, we acquired multiple oil and natural gas properties located in Campbell County, Wyoming, for a purchase price of $1.0 million, subject to customary post-closing sale price adjustments. The effective date of the acquisition was July 1, 2018. The properties consist of large grassroots waterflood prospects located in the Powder River Basin.

HOUSE CREEK WORKING INTEREST ACQUISITION

Closed on additional working interest in the House Creek Unit, located in Wyoming, for a purchase price of $450 thousand, subject to customary post-closing adjustments. The partnership acquired an additional 47.6% working interest for a total of approximately 95.7% working interest in the unit as of May 2018.

PREFERRED UNIT DISTRIBUTION

The Partnership announces that the Board of Directors of its general partner declared a cash distribution for: (1) its Class A Convertible Preferred Units for the second quarter of 2018, a cash distribution of $0.0430 per Preferred Unit and (2) its Class B Convertible Preferred Units for the second quarter of 2018, a cash distribution of $0.0306 per Preferred Unit, according to terms outlined in the Partnership Agreement. Such cash distributions will be paid on or before August 22, 2018 to holders of record as of the close of business on August 7, 2018.

LIQUIDITY

At June 30, 2018, the Partnership’s total liquidity of $37.5 million consisted of $0.5 million of cash and $37.0 million of available borrowings under its revolving credit facility, net of $1.0 million outstanding standby letter of credit. At July 31, 2018, the Partnership’s total liquidity of $26.8 million consisted of $0.8 million of cash and $26.0 million of available borrowings under its revolving credit facility, net of $1.0 million outstanding standby letter of credit.

HEDGING SUMMARY

Mid-Con Energy enters into various commodity derivative contracts intended to achieve more predictable cash flows by reducing the Partnership’s exposure to short-term fluctuations in oil prices. We believe this risk management strategy will serve to secure a portion of our revenues and, by retaining some opportunity to participate in upward price movements, may also enable us to realize higher revenues during periods when prices rise.

As of July 31, 2018, the following table reflects volumes of Mid-Con Energy’s production hedged by commodity derivative contracts, with the corresponding prices at which the production is hedged:

OIL HEDGES	3Q18	4Q18	1Q19	2Q19	3Q19	4Q19	1Q20	2Q20	3Q20
Collar Volume (Bbl/d)	1,141	1,141	—	—	—	—	—	—	—
Call Strike Price ($/Bbl)	$52.42	$53.13	$—	$—	$—	$—	$—	$—	$—
Put Strike Price ($/Bbl)	$43.57	$43.57	$—	$—	$—	$—	$—	$—	$—

WTI Swap Volume (Bbl/d)	510	467	1,938	1,798	1,720	1,664	1,646	1,607	1,554
Swap Price ($/Bbl)	$54.81	$54.19	$56.24	$56.15	$56.10	$56.05	$55.17	$55.17	$54.06

Put Volume (Bbl/d)(1)	326	326	—	—	—	—	—	—	—
Put Strike Price ($/Bbl)(1)	$45.00	$45.00	$—	$—	$—	$—	$—	$—	$—

Total Hedged Volume (Bbl/d)	1,977	1,934	1,938	1,798	1,720	1,664	1,646	1,607	1,554
Floor Strike Price ($/Bbl)	$46.70	$46.38	$56.24	$56.15	$56.10	$56.05	$55.17	$55.17	$54.06
% Hedged(2)	64%	62%	62%	58%	55%	54%	53%	52%	50%

(1) Deferred premium puts include premiums that are to be paid monthly as the contracts settle (refer to our SEC filings for additional details).

(2) Estimated percent hedged based on the mid-point of annual 2018 Boe production guidance updated 07/31/2018, multiplied by an approximate 94% oil weighting based on second quarter 2018 reported production volumes.

2018 GUIDANCE

The following outlook is subject to all the cautionary statements and limitations described under the “Forward-Looking Statements” caption at the end of this press release. These estimates and assumptions reflect management’s best judgment based on current and anticipated market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond our control.

FY2018 Guidance as of 07/31/2018	2018
Net production (Boe/d)(1)	3,200 - 3,400
Lease operating expenses per Boe	$20.00 - $21.00
Production taxes (% of total revenue)	6.50% - 7.00%
Estimated capital expenditures	$12.0 MM

(1) Production volumes in Boe equivalents calculated at a rate of six Mcf per Bbl.

SECOND QUARTER 2018 CONFERENCE CALL

As announced on July 25, 2018, Mid-Con Energy’s management will host a conference call on Wednesday, August 1, 2018, at 9:00 a.m. ET. Interested parties are invited to participate via telephone by dialing 1-877-847-5946 (Conference ID: 9899156) at least five minutes prior to the scheduled start time of the call, or via webcast by clicking on "Events & Presentations” in the investor relations section of the Mid-Con Energy website at www.midconenergypartners.com.

A replay of the conference call will be available through August 8, 2018, by dialing 1-855-859-2056 (Conference ID: 9899156). Additionally, a webcast archive will be available at www.midconenergypartners.com.

ABOUT MID-CON ENERGY PARTNERS, LP

Mid-Con Energy is a publicly held Delaware limited partnership formed in July 2011 to own, acquire, and develop producing oil and natural gas properties in North America, with a focus on Enhanced Oil Recovery. Mid-Con Energy’s core areas of operation are located in Oklahoma, Texas, and Wyoming. For more information, please visit Mid-Con Energy’s website at www.midconenergypartners.com.

FORWARD-LOOKING STATEMENTS

This press release includes “forward-looking statements” — that is, statements related to future, not past, events within meaning of the federal securities laws. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “estimate,” “intend,” “expect,” “plan,” “project,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” “pursue,” “target,” “will” and the negative of such terms or other comparable terminology. These forward-looking statements involve certain risks and uncertainties and ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, you should refer to Mid-Con Energy’s filings with the Securities and Exchange Commission (“SEC”) available at

www.midconenergypartners.com or www.sec.gov. Mid-Con Energy undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement and our SEC filings. Please see the risks and uncertainties detailed in the “Forward-Looking Statements” and “Risk Factors” sections of our Annual Report on Form 10-K for the year ended December 31, 2017, and in other documents and reports we file from time to time with the SEC.

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Balance Sheets

(in thousands, except per unit data)

(Unaudited)

	June 30, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$517	$1,832
Accounts receivable
Oil and natural gas sales	5,073	5,262
Other	656	103
Prepaid expenses and other	395	166
Assets held for sale, net	430	2,058
Total current assets	7,071	9,421
Property and equipment
Oil and natural gas properties, successful efforts method
Proved properties	360,284	335,796
Unproved properties	436	369
Other property and equipment	427	427
Accumulated depletion, depreciation, amortization and impairment	(145,644)	(129,101)
Total property and equipment, net	215,503	207,491
Other assets	3,109	2,451
Total assets	$225,683	$219,363

LIABILITIES, CONVERTIBLE PREFERRED UNITS AND EQUITY
Current liabilities
Accounts payable
Trade	$851	$593
Related parties	3,047	1,631
Derivative financial instruments	9,100	4,252
Accrued liabilities	442	603
Liabilities related to assets held for sale	—	77
Total current liabilities	13,440	7,156
Derivative financial instruments	5,196	666
Long-term debt	87,000	99,000
Other long-term liabilities	58	70
Asset retirement obligations	21,027	10,249
Commitments and contingencies
Class A convertible preferred units - 11,627,906 issued and outstanding, respectively	21,111	20,534
Class B convertible preferred units - 9,803,921 and 0 issued and outstanding, respectively	14,538	—
Equity, per accompanying statements
General partner	(776)	(572)
Limited partners - 30,305,628 and 30,090,463 units issued and outstanding, respectively	64,089	82,260
Total equity	63,313	81,688
Total liabilities, convertible preferred units and equity	$225,683	$219,363

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Operations

(in thousands, except per unit data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2018	2017	2018	2017
Revenues
Oil sales	$15,931	$13,657	$30,475	$28,612
Natural gas sales	264	288	432	684
(Loss) gain on derivatives, net	(9,500)	2,533	(12,882)	5,665
Total revenues	6,695	16,478	18,025	34,961
Operating costs and expenses
Lease operating expenses	5,251	5,581	10,052	10,573
Oil and natural gas production taxes	963	707	1,835	1,509
Impairment of proved oil and natural gas properties	959	17,672	9,710	17,672
Depreciation, depletion and amortization	3,393	4,631	6,834	9,500
Dry holes and abandonments of unproved properties	97	—	185	—
Accretion of discount on asset retirement obligations	191	136	344	244
General and administrative	1,358	1,471	3,252	3,297
Total operating costs and expenses	12,212	30,198	32,212	42,795
Gain (loss) on sales of oil and natural gas properties, net	12	—	(388)	—
Loss from operations	(5,505)	(13,720)	(14,575)	(7,834)
Other (expense) income
Interest income	—	2	2	5
Interest expense	(1,410)	(1,539)	(2,749)	(2,989)
Other income	—	66	—	66
Gain (loss) on settlements of asset retirement obligations	60	(8)	49	(5)
Total other expense	(1,350)	(1,479)	(2,698)	(2,923)
Net loss	(6,855)	(15,199)	(17,273)	(10,757)
Less: Distributions to preferred unitholders	1,139	694	2,155	1,492
Less: General partner's interest in net loss	(81)	(181)	(204)	(128)
Limited partners' interest in net loss	$(7,913)	$(15,712)	$(19,224)	$(12,121)
Limited partners' interest in net loss per unit
Basic and diluted	$(0.26)	$(0.52)	$(0.64)	$(0.40)
Weighted average limited partner units outstanding
Limited partner units (basic and diluted)	30,306	29,945	30,241	29,936

Mid-Con Energy Partners, LP and subsidiaries

Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended June 30,
	2018	2017
Cash Flows from Operating Activities
Net loss	$(17,273)	$(10,757)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation, depletion and amortization	6,834	9,500
Debt issuance costs amortization	329	680
Accretion of discount on asset retirement obligations	344	244
Impairment of proved oil and natural gas properties	9,710	17,672
Dry holes and abandonments of unproved properties	185	—
(Gain) loss on settlements of asset retirement obligations	(49)	5
Cash paid for settlements of asset retirement obligations	(65)	(21)
Mark to market on derivatives
Loss (gain) on derivatives, net	12,882	(5,665)
Cash settlements (paid) received for matured derivatives	(3,505)	201
Cash premiums paid for derivatives	—	(2,571)
Loss on sales of oil and natural gas properties	388	—
Non-cash equity-based compensation	367	335
Changes in operating assets and liabilities
Accounts receivable	189	1,048
Other receivables	(514)	150
Prepaids and other	(1,565)	224
Accounts payable - trade and accrued liabilities	442	308
Accounts payable - related parties	1,277	(2,027)
Net cash provided by operating activities	9,976	9,326
Cash Flows from Investing Activities
Acquisitions of oil and natural gas properties	(9,257)	(4,666)
Additions to oil and natural gas properties	(3,724)	(4,341)
Additions to other property and equipment	—	(133)
Proceeds from sales of oil and natural gas properties	1,163	—
Net cash used in investing activities	(11,818)	(9,140)
Cash Flows from Financing Activities
Proceeds from line of credit	7,000	4,000
Payments on line of credit	(19,000)	(5,000)
Offering costs	—	(59)
Debt issuance costs	(651)	—
Proceeds from sale of Class B convertible preferred units, net of offering costs	14,878	—
Distributions to Class A convertible preferred units	(1,500)	(1,000)
Distributions to Class B convertible preferred units	(200)	—
Net cash provided by (used in) financing activities	527	(2,059)
Net decrease in cash and cash equivalents	(1,315)	(1,873)
Beginning cash and cash equivalents	1,832	2,359
Ending cash and cash equivalents	$517	$486

NON-GAAP FINANCIAL MEASURES

This press release, the financial tables and other supplemental information include “Adjusted EBITDA,” which is a non-generally accepted accounting principles (“Non-GAAP”) measure used by our management to describe financial performance with external users of our financial statements.

The Partnership believes the Non-GAAP financial measure described above is useful to investors because it is used by many companies in its industry as a measurement of financial performance and is commonly employed by financial analysts and others to evaluate the financial performance of the Partnership and to compare the financial performance of the Partnership with the performance of other publicly traded partnerships within its industry.

Adjusted EBITDA should not be considered an alternative to net income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP.

Adjusted EBITDA is defined as net income (loss) plus (minus):

•	Interest expense, net;
•	Depreciation, depletion and amortization;
•	Accretion of discount on asset retirement obligations;
•	(Gain) loss on derivatives, net;
•	Cash settlements received (paid) for matured derivatives, net;
•	Cash settlements received (paid) for early terminations of derivatives, net;
•	Cash premiums received (paid) for derivatives, net;
•	Cash premiums received (paid) at inception of derivatives, net;
•	Impairment of proved oil and natural gas properties;
•	Dry holes and abandonments of unproved properties;
•	Non-cash equity-based compensation; and
•	(Gain) loss on sales of oil and natural gas properties, net.

Mid-Con Energy Partners, LP and subsidiaries

Reconciliation of Net Income (Loss) to Adjusted EBITDA

(in thousands)

(Unaudited)

	Three Months Ended
	June 30,	March 31,	June 30,
	2018	2018	2017
Net loss	$(6,855)	$(10,418)	$(15,199)
Interest expense, net	1,410	1,337	1,537
Depreciation, depletion and amortization	3,393	3,441	4,631
Accretion of discount on asset retirement obligations	191	153	136
Impairment of proved oil & natural gas properties	959	8,751	17,672
Dry holes and abandonment of unproved properties	97	88	—
Loss (gain) on derivatives, net	9,500	3,382	(2,533)
Cash settlements (paid) received for matured derivatives, net	(2,181)	(1,324)	357
Cash premiums paid for derivatives, net	—	—	(1,297)
Non-cash equity-based compensation	128	239	170
(Gain) loss on sales of oil and natural gas properties	(12)	400	—
Adjusted EBITDA	$6,630	$6,049	$5,474

INVESTOR RELATIONS CONTACT

IR@midcon-energy.com

(918) 743-7575